EXHIBIT 99.2

PRESS RELEASE

FLEX ANNOUNCES THE EXPIRATION AND RESULTS OF ITS CASH TENDER OFFER FOR ANY AND ALL OF ITS 4.625% NOTES DUE 2020

San Jose, Calif., June 6, 2019 — Flex (Nasdaq: FLEX) today announced that its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 4.625% Notes due 2020 (the “2020 Notes”) expired at 5:00 p.m., New York City time, on June 5, 2019.  As of the expiration of the Tender Offer, $249,942,000 or 49.99% of the $500 million outstanding aggregate principal amount of the 2020 Notes had been validly tendered and not validly withdrawn.  These amounts do not include $50,000 aggregate principal amount of the 2020 Notes subject to the guaranteed delivery procedures described in the Offer to Purchase dated May 30, 2019 (the “Offer to Purchase”).  Payment for the 2020 Notes validly tendered and accepted for purchase was made on June 6, 2019, and payment for all 2020 Notes validly tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase is expected to be made on June 10, 2019.

Holders that validly tendered their 2020 Notes at or prior to the expiration of the Tender Offer and did not validly withdraw their 2020 Notes will receive the Tender Offer consideration of $1,013.02 for each $1,000 principal amount of 2020 Notes tendered and accepted for payment, plus accrued and unpaid interest from the February 15, 2019 interest payment date to, but not including, June 6, 2019 (the “Settlement Date”).  Holders that validly tender their 2020 Notes pursuant to the guaranteed delivery procedures described in the Offer to Purchase will receive the same Tender Offer consideration.  For the avoidance of doubt, accrued interest will cease to accrue on the Settlement Date for all 2020 Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase.

The Tender Offer was made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal and notice of guaranteed delivery and the Company’s press release dated May 30, 2019 announcing the amendment by the Company of the financing condition of the Tender Offer.  The amended financing condition for the Tender Offer was the successful completion by Flex of its previously announced offering (the “Offering”) of $450 million aggregate principal amount of 4.875% notes due 2029 (the “New Notes”), which closed on June 6, 2019.

Flex plans to redeem any and all of the 2020 Notes not purchased in the Tender Offer at the make-whole redemption price provided in the indenture governing the 2020 Notes (the “2020 Notes Redemption”), with a redemption date not later than September 30, 2019.

Flex used approximately $256.8 million of the net proceeds to purchase the 2020 Notes tendered pursuant to the Tender Offer on June 6, 2019, and will use the remainder of the net proceeds from the Offering, together with available cash, to fund the purchase of any additional 2020 Notes accepted in the Tender Offer and tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase and the planned redemption of all remaining then-outstanding 2020 Notes in the 2020 Notes Redemption, including the payment of all premiums, accrued interest and costs and expenses in connection with the Tender Offer and the 2020 Notes Redemption.

J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and BNP Paribas Securities Corp. acted as Dealer Managers for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any of the 2020 Notes, or an offer to sell or a solicitation of an offer to purchase the New Notes pursuant to the Offering nor is it a solicitation for acceptance of the Tender Offer, nor shall it constitute a notice of redemption under the indenture governing the 2020 Notes.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale® solutions provider that designs and builds intelligent products globally. With approximately 200,000 employees across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes across industries and markets.

Contacts

Kevin Kessel, CFA

Vice President, Investor Relations

(408) 576-7985

kevin.kessel@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to the 2020 Notes Redemption. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements, including the risk that the 2020 Notes Redemption may not be completed. Readers are cautioned not to place undue reliance on these forward-looking statements. The following risks, among others, could affect our business and financial performance: future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings; compliance with legal and regulatory requirements; the possibility that benefits of our restructuring actions may not materialize as expected; the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; the impact of component shortages, including their impact on our revenues; geopolitical risk, including the termination and renegotiation of international trade agreements and trade policies, including the impact of tariffs and related regulatory actions; recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; the effects that the current macroeconomic environment could have on our business and demand for our products; and the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.

Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements, except as required by law.